EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-105292 on Form S-8 of East West Bancorp, Inc. of our report dated June 23, 2015 related to the statement of net assets available for benefits as of December 31, 2014 of East West Bank Employees 401(k) Savings Plan appearing in this Annual Report on Form 11-K of East West Bank Employees 401(k) Savings Plan for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

South Bend, Indiana
June 23, 2016